Exhibit 99

FOR RELEASE July 24, 2003

For more information contact:

Patrick Fahey, Chairman and Chief Executive Officer – (206) 340-4727

Bette Floray, Chief Financial Officer - (206) 224-8711

PACIFIC NORTHWEST BANCORP ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Seattle, WA – July 24, 2003 – Pacific Northwest Bancorp (Nasdaq: PNWB) today announced quarterly earnings of $8.2 million or $0.47 per diluted share for the second quarter of 2003, compared to $8.4 million, or $0.48 per diluted share last quarter, and $7.9 million or $0.50 per diluted share for the same quarter last year.  For the first six months of 2003 net income was $16.6 million or $0.95 per diluted share compared to $15.5 million or $0.98 per diluted share for the same period in 2002.

Highlights for the second quarter of 2003:

•                        On May 19, 2003, Pacific Northwest Bancorp agreed to join Wells Fargo & Company. The merger is expected to be completed late in the third quarter of 2003, subject to the receipt of required shareholder and regulatory approvals.

•                        The average balance of the commercial loan portfolio increased to $1.48 billion at June 30, 2003 from $1.40 billion at March 31, 2003 and $1.16 billion as of June 30, 2002, resulting in an annualized increase of 22.9 percent from the previous quarter and 27.8 percent from one year ago. As of June 30, 2003, the commercial loan portfolio made up 73.7 percent of the total loan portfolio, compared to 70.2 percent as of March 31, 2003 and 63.5 percent as of June 30, 2002.

•                        Average total deposits increased to $1.98 billion for the quarter ended June 30, 2003, compared to $1.79 billion for the same period one year ago, resulting in an increase of 10.7 percent. This includes an increase in average non-interest bearing deposits of $96 million.

•                        Non-interest income increased 12.7 percent to $11.2 million for the six-month period ended June 30, 2003, compared to $9.9 million for the same period in 2002. This increase was primarily a result of increased service fees.

•                  Non-interest expense of $18.0 million for the quarter ended June 30, 2003 decreased 5.1 percent from $19.0 million for the previous quarter and 3.6 percent from $18.7 million for the same period one year ago.

“The decrease in net interest margin and net income in the second quarter was primarily the result of a stagnant economy and a low-interest rate environment,” said Patrick M. Fahey, Chairman, President and Chief Executive Officer.

“We are very excited about the pending merger with Wells Fargo & Company. We believe this merger will provide an enormous benefit to our customers by offering them a much broader array of products, services and locations for added convenience, while still receiving the personalized service of our existing customer service and lending staff. Together, our goal is to become the premier provider of financial services in every community in which we do business,” Fahey added.

Management discussion and analysis included in this release are presented for the consolidated financial statements of Pacific Northwest Bancorp and subsidiaries, which are collectively referred to as PNWB.

RESULTS OF OPERATIONS

Return on average shareholders’ equity was 12.05 percent for the quarter ended June 30, 2003, compared to 12.64 percent for the quarter ended March 31, 2003 and 15.78 percent for the quarter ended June 30, 2002.  Return on average assets was 1.06 percent for the quarter ended June 30, 2003, compared to 1.08 percent for the quarter ended March 31, 2003 and 1.12 percent for the quarter ended June 30, 2002. For the six months ended June 20, 2003, return on average assets was 1.07 percent, compared to 1.11 percent for the same period in 2002.

Net interest income was $25.3 million for the quarter ended June 30, 2003, compared to $27.3 million for the quarter ended March 31, 2003, and $27.0 million for the quarter ended June 30, 2002. Net interest margin was 3.59 percent for the quarter ended June 30, 2003, compared to 3.88 percent for the quarter ended March 31, 2003 and 4.12 percent for the quarter ended June 30, 2002. Net interest margin continued to decrease during the second quarter of 2003 due to accelerated prepayments on mortgage backed investment securities.  In addition, new loans have been added to the loan portfolio at lower rates that were not totally offset by deposit re-pricing. Net interest margin for the six months ended June 30, 2003 was 3.74 percent, compared to 4.19 percent for the same period in 2002.

The provision for losses on loans was $1.3 million for the quarters ended June 30, 2003 and March 31, 2003 compared to $1.7 million for the quarter ended June 30, 2002.  The level of the provision was based on management’s evaluation of the Pacific Northwest regional economy and its impact on the loan portfolio.  Management continues to assess the level of the provision for losses on loans based on the known and inherent risk characteristics in the loan portfolio.  These risk characteristics include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, detailed analysis of individual loans for which full collectibility may not be assured, and current economic conditions in PNWB’s market area.

Non-interest income was $5.7 million for the quarter ended June 30, 2003, compared to $5.5 million for the quarter ended March 31, 2003 and $5.4 million for the quarter ended June 30, 2002.  Gain on sale of investment securities and mortgage related securities increased to $247,000 compared to a loss of $2,000 for the previous quarter, and a gain of $40,000 for the same quarter in 2002.  Service fees increased to $4.2 million from $3.8 million for the previous quarter and from $3.3 million for the same quarter in 2002. Gain on sale of loans was $142,000 for the quarter ended June 30, 2003, compared to $404,000 for the quarter ended March 31, 2003, and $707,000 for the quarter ended June 30, 2002.  This decrease was consistent with management’s expectations. The decrease was due to the outsourcing of the residential mortgage lending function beginning in the first quarter of 2003, in order to reduce mortgage banking business risk and improve operational efficiencies.

Non-interest income increased 12.8 percent to $11.2 million, compared to $9.9 million for the six-month periods ending June 30, 2003 and 2002 respectively. Bank owned life insurance income and service fees increased $623,000 and $1.5 million respectively from the same period last year.

Non-interest expense was $18.0 million for the quarter ended June 30, 2003, compared to $19.0 million for the quarter ended March 31, 2003, and $18.7 million for the quarter ended June 30, 2002.  The decrease in the current quarter compared to prior periods was due primarily to the reversal of an accrual for $619,000 related to the termination of an employment contract that did not require cash payment.

FINANCIAL CONDITION

PNWB’s consolidated assets were $3.08 billion as of June 30, 2003, compared to $3.12 billion as of March 31, 2003, and $2.86 billion as of June 30, 2002. The decrease in assets from the previous quarter is due primarily to the decrease in available for sale investments as a result of current initiatives related to asset liability management.

Net loans receivable were $2.02 billion as of June 30, 2003 compared to $2.01 billion as of March 31, 2003, and $1.82 billion as of June 30, 2002.  While the commercial loan portfolio experienced growth of approximately 5.0 percent from the previous quarter, this was offset by a decline in single-family mortgage and construction loans. Commercial loans outstanding increased to $1.51 billion as of June 30, 2003, compared to $1.44 billion as of March 31, 2003 and $1.17 billion as of June 30, 2002. The increases in total net loans receivable and commercial loans from June 30, 2002 were due primarily to the acquisition of Bank of the Northwest on November 13, 2002.  Real estate construction loans decreased to $238.1 million as of June 30, 2003 compared to $274.8 million as of March 31, 2003 and $286.4 million as of June 30, 2002. Single-family mortgage loans outstanding decreased to $173.3 million as of June 30, 2003 compared to $201.5 million as of March 31, 2003 and $270.0 million as of June 30, 2002.  The decreases were primarily due to early payoffs associated with the current interest rate environment and management’s decision not to retain single-family mortgage loans in our loan portfolio.

The composition of our loan portfolio has changed significantly since June 30, 2002. As of June 30, 2003 the commercial loan portfolio made up 73.7 percent of the total loan portfolio compared to 70.2 percent and 63.5 percent as of March 31, 2003 and June 30, 2002 respectively.

Intangible assets were $77.4 million as of June 30, 2003 compared to $77.8 million as of March 31, 2003 and $17.7 million as of June 30, 2002. The increase from June 30, 2002 is primarily a result of the Bank of the Northwest acquisition, in which PNWB recorded $51.6 million of goodwill.

Customer deposits decreased slightly from the previous quarter at $2.05 billion as of June 30,

2003 compared to $2.08 billion as of March 31, 2003, and $1.84 billion as of June 30, 2002. The increase from June 30, 2002 is due largely to the Bank of the Northwest acquisition.

ASSET QUALITY

Total non-performing assets were $25.3 million or 0.82 percent of total assets as of June 30, 2003, compared to $18.7 million or 0.60 percent of total assets as of March 31, 2003, and $20.8 million or 0.73 percent of total assets as of June 30, 2002.  The primary reason for the increase in the second quarter of 2003 is related to one borrower with loan balances of approximately $8.5 million at June 30, 2003. Management continues to emphasize monitoring the classification and delinquency levels of loans and selling other real estate owned in a timely manner.

PNWB’s allowance for losses on loans was $27.4 million or 1.34 percent of loans receivable as of June 30, 2003, compared to $27.1 million or 1.33 percent of loans receivable as of March 31, 2003, and $21.9 million or 1.19 percent of loans receivable as of June 30, 2002.  Net charge-offs were $897,000 for the quarter ended June 30, 2003, compared to $1.1 million for the quarter ended March 31, 2003, and $871,000 for the quarter ended June 30, 2002.  This represented 0.18 percent of average loans receivable on an annualized basis, compared to 0.22 percent for the previous quarter and 0.19 percent for the same quarter one year ago. The allowance for losses on loans is maintained at a level considered sufficient to provide for estimated losses based upon the evaluation of known and inherent risks in the loan portfolio and upon management’s continuing analysis of factors underlying the quality of the loan portfolio.

Management has assessed, and will continue to assess on an on-going basis, the impact of the Pacific Northwest regional economy on the credit risk in the loan portfolio.  Currently, management is not aware of any unusually large loan concentrations in industries negatively impacted by the current economy.  Management will continue to closely monitor PNWB’s credit quality and focus on identifying potential problem credits and any loss exposure in a timely manner.  Industry concentrations and related limits will continue to be subject to on-going assessments.

Headquartered in Seattle, Washington, Pacific Northwest Bancorp is a Washington based bank holding company providing financial services through its commercial banking subsidiary, Pacific

Northwest Bank.  Pacific Northwest Bank operates 58 Financial Centers in the Pacific Northwest, including the metropolitan areas of Seattle and Bellevue, Washington, and Portland, Oregon, and other areas of western and central Washington. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary, Pacific Northwest Financial Services, Inc. and insurance products available through its subsidiary, Pacific Northwest Insurance Agency, Inc.  Press releases, along with additional information, may also be found at PNWB’s web site: http://www.pnwbank.com.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing PNWB of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only at the date of this release.  PNWB undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents PNWB files from time to time with the Securities and Exchange Commission, including PNWB’s annual report on Form 10-K for the year ended December 31, 2002.

PACIFIC NORTHWEST BANCORP AND SUBSIDIARIES

Financial Data (unaudited)

(Dollars in thousands except per share and share amounts)

	Quarter ended			Six months ended
	June 30, 2003	Mar. 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
FINANCIAL RATIOS:
Return on average assets	1.06%	1.08%	1.12%	1.07%	1.11%
Return on average equity	12.05%	12.64%	15.78%	12.37%	15.40%
Return on average tangible equity	16.84%	17.78%	17.31%	17.35%	16.88%
Efficiency ratio	58.13%	57.92%	57.77%	57.93%	58.00%
NET INTEREST MARGIN
Total yield on earnings assets	5.76%	6.11%	6.86%	5.94%	6.93%
Total cost of funds	2.47%	2.55%	3.03%	2.51%	3.08%
Net interest spread	3.29%	3.56%	3.83%	3.43%	3.85%
Net interest margin	3.59%	3.88%	4.12%	3.74%	4.19%
ALLOWANCE FOR LOSSES ON LOANS
Balance at beginning of period	27,080	$26,940	$21,099	26,940	$20,123
Provision for losses on loans	1,250	1,250	1,700	2,500	3,400
Loans charged off, net of recoveries	(897)	(1,110)	(871)	(2,007)	(1,595)
Balance at end of period	27,433	$27,080	$21,928	27,433	$21,928
Net loan charge-offs (annualized) as a percentage of average loans	0.18%	0.22%	0.19%	0.20%	0.17%
Allowance for losses on loans as a percentage of:
Total loans receivable	1.34%	1.33%	1.19%	1.34%	1.19%
Non-accrual loans	144.43%	222.70%	147.37%	144.43%	147.37%

(Dollars in thousands, except per share amounts)

	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002	June 30, 2002
SHAREHOLDERS’ EQUITY
Book value per share	$16.03	$15.80	$15.57	$13.30
Tangible book value per share	$11.50	$11.21	$10.92	$12.14
Equity to assets	8.88%	8.54%	8.37%	7.07%
Shares outstanding	17,081,478	16,859,146	16,799,472	15,194,143
NON-PERFORMING ASSETS
Non-accrual loans	$18,995	$12,160	$11,913	$14,880
Other real estate	6,323	6,548	7,152	5,873
Total non-performing assets	$25,318	$18,708	$19,065	$20,753
As a percentage of total assets	0.82%	0.60%	0.61%	0.73%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002	June 30, 2002
(in thousands)
ASSETS
Cash and due from banks	$81,384	$83,750	$100,002	$69,626
Federal funds sold	27,975	15,620	950	31,900
Securities available for sale	738,335	787,308	788,546	771,853
Net loans receivable	2,018,885	2,014,989	2,002,813	1,815,287
Loans held for sale	13,822	12,218	25,621	23,021
Other real estate	6,323	6,548	7,152	5,873
Premises and equipment	44,449	45,071	48,082	49,448
Goodwill	67,732	67,732	67,732	16,136
Other intangible assets	9,678	10,090	10,505	1,527
Bank owned life insurance	58,118	57,581	56,995	50,499
Other assets	17,489	18,200	18,611	21,871
Total assets	$3,084,190	$3,119,107	$3,127,009	$2,857,041
LIABILITIES
Non-interest-bearing deposits	$395,459	$359,848	$345,571	$220,267
Interest-bearing deposits	1,649,628	1,717,245	1,708,739	1,622,536
Total deposits	2,045,087	2,077,093	2,054,310	1,842,803
FHLB advances	557,171	566,066	609,581	626,821
Securities sold under agreements to repurchase	130,257	121,627	120,706	114,244
Trust preferred securities	52,000	52,000	48,000	36,000
Other borrowings	10,063	10,067	10,072	12,075
Other liabilities	15,716	25,796	22,727	23,047
Total liabilities	2,810,294	2,852,649	2,865,396	2,654,990
SHAREHOLDERS’ EQUITY
Paid in capital	69,681	65,818	64,995	15,213
Retained earnings	207,055	198,967	192,942	182,714
Accumulated other comprehensive gain (loss):	(2,840)	1,673	3,676	4,124
Total shareholders’ equity	273,896	266,458	261,613	202,051
Total liabilities and shareholders’ equity	$3,084,190	$3,119,107	$3,127,009	$2,857,041

CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter ended			Six months ended
	June 30, 2003	Mar. 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
(in thousands)
INTEREST INCOME
Loans receivable	$33,930	$34,570	$34,548	68,500	$69,057
Securities available for sale	6,708	8,464	10,391	15,172	20,791
Other	33	19	67	52	74
Total interest income	40,671	43,053	45,006	83,724	89,922
INTEREST EXPENSE
Deposits	7,423	7,770	9,744	15,192	18,621
FHLB advances and other borrowings	6,190	6,184	6,331	12,375	12,905
Securities sold under agreements to repurchase	692	733	996	1,426	2,191
Trust preferred securities	1,037	1,044	901	2,081	1,827
Total interest expense	15,342	15,731	17,972	31,074	35,544
Net interest income before provision for losses on loans	25,329	27,322	27,034	52,650	54,378
Provision for losses on loans	1,250	1,250	1,700	2,500	3,400
Net interest income after provision for losses on loans	24,079	26,072	25,334	50,150	50,978
NON-INTEREST INCOME
Service fees	4,150	3,836	3,281	7,986	6,458
Gain on sale of loans	142	404	707	546	1,455
Investment product fees and insurance commissions	384	427	508	811	836
Bank owned life insurance income	538	585	499	1,122	499
Gain/(Loss) on sale of securities	247	(2)	40	245	40
Other	250	260	329	510	661
Total non-interest income	$5,711	$5,510	$5,364	$11,220	$9,949

(Dollars in thousands, except per share amounts)

	June 30, 2003	Mar. 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
NON-INTEREST EXPENSE

Compensation and employee benefits	$9,631	$10,105	$9,977	19,524	$19,796
General and administrative	3,892	3,915	4,292	7,996	8,557
Occupancy and equipment	3,279	3,202	3,042	6,480	6,163
Data processing	1,490	1,454	1,397	2,944	2,782
Severance and employment agreements	(619)	212	—	(407)	—
Conversion and integration	176	(13)	—	127	—
Other real estate owned	194	142	8	336	10
Total non-interest expense	18,043	19,017	18,716	37,000	37,308
Income before income taxes	11,747	$12,565	$11,982	$24,370	$23,619

INCOME TAX EXPENSE	3,527	4,182	4,070	7,768	8,143

NET INCOME	$8,220	$8,383	$7,912	16,602	$15,476
BASIC NET INCOME PER SHARE	$0.48	$0.50	$0.52	$0.98	$1.00
DILUTED NET INCOME PER SHARE	$0.47	$0.48	$0.50	$0.95	$0.98
Basic weighted average shares outstanding	16,967,621	16,851,985	15,353,873	16,910,123	15,443,721
Diluted weighted average shares outstanding	17,632,896	17,544,337	15,810,228	17,557,560	15,839,619

	Quarter ended
(in thousands)	June 30, 2003	Mar. 31, 2003	June 30, 2002
AVERAGE BALANCES
Average securities	$786,601	$805,164	$770,341
Average loans, gross	2,048,507	2,028,899	1,855,023
Average interest-earning assets	2,835,108	2,834,063	2,625,364
Average total assets	3,104,443	3,099,050	2,827,396
Average non-interest-bearing deposits	320,986	302,717	224,498
Average interest-bearing deposits	1,663,258	1,680,221	1,567,378
Average total deposits	1,984,244	1,982,938	1,791,876
Average borrowings	830,634	826,399	810,035
Average shareholders’ equity	$272,882	$265,216	$200,543

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